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                                                                    Exhibit 23.3



               Consent of Ernst & Young LLP, Independent Auditors

We consent to reference to our firm under the caption "Experts" and to the incorporation by reference in Pre-Effective Amendment No. 3 to the Registration Statement (Form S-3 No. 333-70761) and related Prospectus of Ohio Casualty Corporation for the registration of $300 million of debt securities of our report dated January 22, 1999, with respect to the special-purpose financial statements of the Commercial Lines Business of American Financial Corporation included in Ohio Casualty Corporation's Current Report (Form 8-K/A) dated March 26, 1999, filed with the Securities and Exchange Commission.



                                                      /s/ Ernst & Young LLP
Cincinnati, Ohio
May 28, 1999